EX-3.4--CERTIFICATE OF AMENDMENT


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                 CELLPOINT INC.




         CELLPOINT INC., a corporation organized under the laws of the State of Nevada (the "Company"), by its president (or vice-president) and secretary (or assistant secretary) does hereby certify:

                  1. That the Company is currently authorized to issue 22,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and 3,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

                  2. That the board of directors of the Company, acting by unanimous written consent, dated Ocotber 17, 2001, passed a resolution declaring that the following change and amendment in the articles of incorporation is advisable.

                  3. That ARTICLE FOUR of the Articles of Incorporation of the Company be deleted in its entirety and the following be substituted therefor:

         "ARTICLE FOUR. [CAPITAL STOCK]. The corporation shall have authority to issue an aggregate of FIFTY-THREE MILLION (53,000,000) shares of stock, Par Value ONE MILL ($0.001) per share, divided into two (2) classes of stock as follows:

         (A) NON-ASSESSABLE COMMON STOCK: FIFTY MILLION (50,000,000) shares of NON-ASSESSABLE COMMON STOCK, Par Value ONE MILL ($0.001) per share; and

         (B) PREFERRED STOCK: THREE MILLION (3,000,000) shares of PREFERRED NON-VOTING STOCK, Par Value ONE MILL ($0.001) per share.

         All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.

         The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

         Holders of the corporation's Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special."

                  4. That the number of shares of the Company outstanding and entitled to vote on said amendment to the Articles of Incorporation is 17,069,622; that the said amendment has been authorized by the affirmative vote of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon at the Company's Annual Meeting of Stockholders held on December 12, 2001.


         IN WITNESS WHEREOF, the said CellPoint Inc. has caused this certificate to be signed by its president and its secretary and its corporate seal to be hereto affixed this 7th day of February, 2002.

                                                   CELLPOINT INC.

                                                   By:    /s/ Peter Henricsson
                                                   ----------------------------
                                                   Peter Henricsson, President

                                                   By:    /s/ Lynn Duplessis
                                                   ----------------------------
                                                   Lynn Duplessis, Secretary